EXHIBIT 12.1


                           THE CHARLES SCHWAB CORPORATION

                 Computation of Ratio of Earnings to Fixed Charges
                     (Dollar amounts in thousands, unaudited)


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
                                                                 Year Ended December 31,

                                                  1994         1993          1992         1991          1990
                                                  ----         ----          ----         ----          ----
Earnings before taxes on income
   and extraordinary charge                     $224,343     $206,272      $146,228     $ 88,097      $ 29,109
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Fixed charges
  Interest expense                               198,236      132,552       159,531      225,558       238,497
  Interest portion of rental expense              17,102       15,428        13,314       10,531         8,855
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    Total fixed charges (a)                      215,338      147,980       172,845      236,089       247,352
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Earnings before taxes on income,
  extraordinary charge and fixed
  charges (b)                                   $439,681     $354,252      $319,073     $324,186      $276,461
==============================================================================================================

Ratio of earnings to fixed charges
  (b) divided by (a)*                                2.0          2.4           1.8          1.4           1.1
==============================================================================================================

Ratio of earnings to fixed charges
  as adjusted**                                      7.0          7.2           5.6          3.9           2.2
==============================================================================================================



 *  The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements. For such purposes,
    "earnings" consist of earnings before taxes on income, extraordinary charge and fixed charges.  "Fixed charges" consist of interest expense incurred on payables to customers, subordinated borrowings,term debt, capitalized interest and one-third of rental expense, which is estimated to be representative of the interest factor.

**  Because interest expense incurred in connection with payables to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense.  Accordingly, the ratio of earnings to fixed charges as adjusted reflects the elimination of such interest expense as a fixed charge.
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